SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: November 10, 2009 (date of earliest event reported)
LOGITECH INTERNATIONAL S.A.
(Exact name of Registrant as specified in its charter)
Canton of Vaud, Switzerland	0-29174	None
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
Logitech International S.A. Apples, Switzerland c/o Logitech Inc. 6505 Kaiser Drive Fremont, California 94555
(Address of principal executive offices and zip code)
(510) 795-8500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01ENTRY INTO DEFINITIVE MATERIAL AGREEMENT.

On November 10, 2009, two wholly-owned subsidiaries of Logitech International S.A. (“Logitech”)  entered into an Agreement and Plan of Merger (as amended, the “merger agreement”) to acquire LifeSize Communications, Inc. (“LifeSize”) for an amount of cash representing a $405 million enterprise value.  In the merger, Logitech will pay approximately $375 million in cash to the holders of LifeSize capital stock, vested options and warrants, plus the assumption of LifeSize restricted stock and unvested options to purchase LifeSize common stock and the assumption of LifeSize’s net debt and transaction expenses.  In connection with the merger agreement, Logitech executed a guaranty in favor of LifeSize under which Logitech guaranteed the performance of its wholly-owned subsidiaries’ obligations under the merger agreement.

Under the terms of the merger agreement, each share of LifeSize capital stock outstanding at the completion of the merger will be converted into a right to receive a cash payment, which will be determined pursuant to the formula set forth in the merger agreement.  In addition, Logitech will assume all outstanding LifeSize restricted stock and unvested stock options held by continuing LifeSize employees at the completion of the merger.  Subject to certain exceptions, each assumed share of restricted stock and each assumed option will be converted into that number of whole Logitech shares determined by the formula set forth in the merger agreement and will continue to have the same terms and conditions set forth in LifeSize’s current option plan.

Logitech will deduct $37 million of the total merger consideration otherwise payable in the merger to the holders of LifeSize capital stock, vested options and warrants to be held in escrow as security for indemnification claims under the merger agreement. The escrow fund will be disbursed to the holders of LifeSize capital stock, vested options and warrants with fifty percent disbursed on the 12-month anniversary of the closing and the remaining fifty percent on the 18-month anniversary of the closing, subject in each case to indemnification claims.

The merger and the merger agreement have been approved by the board of directors of each of LifeSize and Logitech, and by the requisite vote of the LifeSize stockholders. Completion of the transaction is subject to other customary closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act. The merger is expected to close in December 2009.

The merger agreement also contains customary representations and warranties of LifeSize and Logitech, covenants regarding the operation of the LifeSize business prior to the closing date, and provisions regarding indemnification in favor of Logitech.

In connection with the merger, Logitech has also agreed to establish a retention pool of approximately $9 million in cash and stock options to purchase up to approximately 800,000 Logitech shares.

The foregoing description of the merger agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the merger agreement.  Logitech will file the merger agreement as an exhibit to its Quarterly Report on Form 10-Q for the period ending on December 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned, thereunto duly authorized.

LOGITECH INTERNATIONAL S.A.

November 17, 2009	By:	/s/ Catherine Valentine
Catherine Valentine
General Counsel, Vice President,
Legal and Secretary